Exhibit 10.1

[INSERT DATE]

[INSERT NAME]
[INSERT ADDRESS]

Dear [INSERT NAME]:

As part of our Executive Compensation Program for the [INSERT YEAR] calendar year, the Human Capital Management and Compensation Committee of our Board of Directors has approved a [INSERT YEAR] Annual Cash Bonus Program in accordance with the Company’s Equity and Incentive Plan, as amended (the “Plan”). This program will be administered under, and subject to, the applicable provisions of the Plan. This program is intended to promote achievement of the Company’s strategic and financial goals, to reward Company executives for achieving annual goals and superior performance that benefit the stakeholders of the Company and to attract and retain quality executives who are necessary to successfully lead and manage the Company.

In general, the [INSERT YEAR] Annual Cash Bonus Program is designed to provide each participating executive with a cash bonus opportunity that will be determined based on the Company’s performance and certain other factors described below. Each annual bonus will be calculated initially as a percentage of the executive’s annual base salary rate in effect on [INSERT DATE] (the “Annual Base Salary”), and will be subject to the achievement of the threshold corporate performance goal described in this letter and the attached Appendix A, and the satisfaction of any other requirements or terms and conditions set forth in this letter or separately provided to you. The Human Capital Management and Compensation Committee may then further exercise its discretion to adjust the value of the executive’s actual annual cash bonus, as described below.

Performance Goal:

At the [INSERT TITLE] level, the [INSERT YEAR] target bonus award is XX% of the Annual Base Salary. The maximum bonus award for [INSERT YEAR] is XX% of the Annual Base Salary multiplied by [INSERT MAXIMUM]%. The threshold corporate performance goal for the [INSERT YEAR] Annual Cash Bonus Program is [INSERT PERFORMANCE GOAL], as determined in accordance with the attached Appendix A. To receive any portion of the [INSERT YEAR] annual bonus award, the Company must achieve this threshold corporate performance goal. Please refer to Appendix A for specific information regarding this corporate goal.

Additionally, in order to receive any portion of the [INSERT YEAR] annual bonus, you must perform at a meets expectation level, as determined by the Human Capital Management and Compensation Committee, in its sole discretion, after consultation with the CEO.

Timing of Payment:

Except as provided below, in accordance with the Plan, payment, if any, of your [INSERT YEAR] annual bonus will be made, minus all applicable tax withholding and other authorized deductions, during the first quarter of [INSERT YEAR], subject to the achievement of the threshold corporate performance goal, as determined by the Human Capital Management and Compensation Committee, in its sole discretion and, if applicable, following the exercise by the Compensation Committee of its discretion authority. Any such payment will be made not later than March 15, [INSERT YEAR].

Exercise of Discretion:

After the Human Capital Management and Compensation Committee has determined the achievement of the threshold corporate performance goal, and after all other applicable requirements set forth in this letter or separately provided to you have been satisfied, the Human Capital Management and Compensation Committee may then exercise discretion to adjust the actual value of your award between $0 and the maximum bonus award. The Human Capital Management and Compensation Committee may take into consideration any and all factors that it deems appropriate, including, without limitation, corporate performance goals such as absolute or relative combined ratio, revenue growth, premium growth, loss ratio, expense ratio, operating income, net income, earnings per share, return on equity or book value, the achievement of key strategic objectives as determined by the Board and reported to the Human Capital Management and Compensation Committee or individual performance such as leadership, supervision, compliance, workforce development, proration for time in role or operational success.

Example of Bonus Calculation:

Assume that an executive’s Annual Base Salary is $300,000, the target bonus award is 35%, and following the end of [INSERT YEAR], it is determined that the Company achieved the threshold corporate performance goal as described in Appendix A, then the maximum value of the annual bonus would be:

$300,000 x 35% x 250% = $262,500

The Human Capital Management and Compensation Committee would then determine the actual extent of the achievement of any performance goals, after consultation with the CEO, and may determine, for example, that the performance percentage was 120% for the executive. Then the annual bonus award would be:

$300,000 x 35% x 120% = $126,000

Termination Provisions:

(a) General. In the event your employment terminates prior to [INSERT DATE], payment of your [INSERT YEAR] annual bonus will be made to the extent provided in subsections (b) through (e), below.

(b) Death or Disability. In the event your employment terminates prior to [INSERT DATE], by reason of your death or total and permanent disability (as defined in any agreement between you and the Company or, if no such agreement is in effect, as determined by the Company's Chief Administrative Officer in accordance with the definition used by the Company’s then current Long Term Disability insurance carrier), the [INSERT YEAR] annual bonus award will become payable at the same time as it would otherwise have been paid, calculated as if you had continued in employment until [INSERT DATE], and based on the Annual Base Salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Human Capital Management and Compensation Committee, in its sole discretion, and the further exercise by the Human Capital Management and Compensation Committee of its discretion authority regarding the extent of the achievement of any performance goals, after consultation with the CEO.

(c) Retirement. In the event your employment terminates prior to [INSERT DATE], by reason of Retirement, you will be entitled to a prorated annual bonus, payable at the same time as your bonus would otherwise have been paid, in an amount equal to the product of (1) the value of the annual bonus that would have been paid to you had you continued in employment until [INSERT DATE], calculated based on the Annual Base Salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Human Capital Management and Compensation Committee, in its sole discretion, and the further exercise by the Human Capital Management and Compensation Committee of its discretion authority regarding the extent of the achievement of any performance goals, after consultation with the CEO; and (2) a fraction, the numerator of which is the number of full months elapsed from [INSERT DATE], until your date of termination, and the denominator of which is 12; so long as you refrain from engaging in Harmful Conduct through [INSERT DATE].

"Harmful Conduct" means (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any affiliate, or (ii) a violation of any of the restrictive covenants contained in your employment, severance or other agreement with the Company, or any of its affiliates.

“Retirement” means your termination of employment after attaining age 55 and completing 10 years of continuous service with the Company (or any Subsidiary thereof), and provided that you have given written notice of your intent to retire to the Company

(or its designate), no fewer than six months prior to the date that the executive terminates employment, in a form satisfactory to the Company (or its designate).

(d) Involuntary Termination Without Cause. If the Company terminates your employment prior to [INSERT DATE], other than for (i) for "Cause," as defined in the Plan or (ii) by reason of your Retirement, as described above, then you will be entitled to a prorated annual bonus, payable at the same time as your bonus would otherwise have been paid, in an amount equal to the product of (a) the value of the annual bonus that would have been paid to you had you continued in employment until [INSERT DATE], calculated based on the Annual Base Salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Human Capital Management and Compensation Committee, in its sole discretion, and the further exercise by the Human Capital Management and Compensation Committee of its discretion authority regarding the extent of the achievement of any performance goals, after consultation with the CEO; and (b) a fraction, the numerator of which is the number of full months elapsed from [INSERT DATE], until your date of termination, and the denominator of which is 12; so long as you refrain from engaging in Harmful Conduct through [INSERT DATE].

(e) For Cause; Voluntary Termination. If the Company terminates your employment for Cause or you voluntarily terminate your employment for any reason prior to the date the [INSERT YEAR] annual bonuses are paid out, other than for any of the reasons set forth in subsections (b) through (d) above, then your [INSERT YEAR] annual bonus will terminate and be forfeited immediately, and you will not have any rights to payment of any portion of this bonus.

Change in Control:

Upon the consummation of a Change in Control (as defined in the Plan), if you have remained continuously employed with the Company through such consummation, then you will be entitled to a prorated [INSERT YEAR] annual bonus award, payable as soon as practicable following the consummation of the Change in Control, in an amount equal to the product of (a) the greater of (i) the value of the annual bonus that would have been paid to you had you continued in employment until [INSERT DATE], subject to the actual achievement of the threshold corporate performance goal as of the consummation of the Change in Control, as determined by the Human Capital Management and Compensation Committee, in its sole discretion, such that if the threshold corporate performance goal was actually achieved, the achievement percentage would be [INSERT MAXIMUM]%, and if the threshold corporate performance goal was not achieved, the achievement percentage would be 0%; and (ii) the value of the annual bonus that would have been paid to you had you continued in employment until [INSERT DATE], and the achievement percentage would be 100%, and (b) a fraction, the numerator of which is the number of full months elapsed from [INSERT DATE], until the consummation of the Change in Control, and the denominator of which is 12.

Repayment Upon Restatement; Clawbacks Generally:

In the event that the Company is required to restate any of its financial statements applicable to the [INSERT YEAR] calendar year, the Company may require that you repay to the Company an amount (not to exceed the value of your annual bonus for that year) that the Human Capital Management and Compensation Committee in its discretion determines may not have been paid to you had the restatement not been required. In addition, the annual bonus will be subject to such other repayment, clawback or similar provisions as may be required by the terms of the Plan or applicable law or applicable policy in effect from time to time.

Thank you for your continued dedication and commitment to the Company. If you have any questions concerning your [INSERT YEAR] annual bonus, please contact [INSERT NAME].

Sincerely,

[INSERT SIGNATURE]
[INSERT NAME]
President and Chief Executive Officer
Employers Holdings, Inc.

APPENDIX A

[INSERT YEAR] Annual Cash Bonus Program

[INSERT PERFORMANCE GOAL]

Exercise of Discretion:

Once the Human Capital Management and Compensation Committee has determined that the threshold corporate performance goal has been achieved, in its sole discretion, and all other applicable requirements have been satisfied, the Human Capital Management and Compensation Committee may then exercise discretion to set the actual value of your award. The Human Capital Management and Compensation Committee may take into consideration any and all factors that it deems appropriate, including, without limitation, corporate performance goals such as absolute or relative combined ratio, revenue growth, premium growth, loss ratio, expense ratio, operating income, net income, earnings per share, return on equity or book value, the achievement of key strategic objectives as determined by the Board and reported to the Human Capital Management and Compensation Committee or individual performance such as leadership, supervision, compliance, workforce development or operational success.

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